                                  EXHIBIT 5.1


                       [WILSON SONSINI GOODRICH & ROSATI,
                      PROFESSIONAL CORPORATION LETTERHEAD]


June 16, 2003

ScanSoft, Inc.
9 Centennial Drive
Peabody, Massachusetts 09160

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on or about June 16, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of your Common Stock, par value $0.01 per share, and associated preferred share purchase rights (the "Rights"), to be issued in connection with the merger of Spiderman Acquisition Corporation, your wholly-owned subsidiary, with and into SpeechWorks International, Inc., a Delaware corporation, as described in the Registration Statement (the "Transaction"). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

     It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable and the Rights attached to the Shares will be legally and validly issued.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,


                                        Wilson Sonsini Goodrich & Rosati, P.C.